Exhibit 10.3

SECURED PROMISSORY NOTE

$2,500,000	May 21, 2008

THIS SECURED PROMISSORY NOTE (this “Note”) is made by Four J’s Development Tools Inc., a Washington corporation (the “Company” or the “Maker”), in favor of the order of ANTs software inc., a Delaware corporation (the “Holder”).

Reference is made to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Holder is selling to the Company certain assets (the “Purchased Assets”) for a total consideration of $3,500,000, the obligation of the Company to pay $2,500,000 of which is evidenced by this Note.  All capitalized terms used and not otherwise defined in this Note shall have the meanings assigned to such terms in the Purchase Agreement.

FOR VALUE RECEIVED, the Company promises to pay to the order of the Holder the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) as set forth below:

(a) $500,000 shall be due and payable on the earlier of (i) the close of the Buyer’s Financing, or (ii) the date that is six months following the date first set forth above; and

(b) $2,000,000 shall be due and payable on the earlier of (i) the close of Buyer’s Financing, or (ii) the date that is twelve months following the date first set forth above (the “Maturity Date”).

For purposes of this Note, the term “Buyer’s Financing” shall mean the consummation of a transaction or a series of related transactions in which the Company sells any of its securities for aggregate gross proceeds of not less than $5,000,000.

If either day referred to in clauses “(a)” or “(b)” above is not a business day in the State of California, the payment due on such date shall be made on the next succeeding business day.  The principal amount and all accrued unpaid interest (if any) of this Note is payable at the address as designated in writing by the Holder from time to time.  The Company will pay the principal and all accrued unpaid interest (if any) of this Note on the Maturity Date, to the registered Holder of this Note.

This Note is subject to the following additional provisions:

1. Security Agreement.  To secure the prompt payment and performance of all amounts due under this Note, including principal and interest and costs of collection, Maker grants Holder a first priority security interest in the Purchased Assets and all proceeds thereto (the “Collateral”).  Maker authorizes Holder to file one or more financing statements to perfect Holder’s security interest in the Collateral.  Upon an Event of Default under this Note, Holder may exercise all rights and remedies of a secured party under the Uniform Commercial Code (as the same may from time to time be in effect in the state of California), which rights and remedies include Holder’s right to: repossess the Collateral, sell the Collateral in any private or public sale; sue for a deficiency; take proceeds; enforce obligations to the Collateral; dispose of Collateral; and take all such other actions as may be lawful in enforcing its rights hereunder, all without notice, presentment, protest, notice of dishonor, or other similar procedural requirements.  Maker acknowledges and agrees that Holder has given value for this security interest.  Maker agrees to take such further action and execute and deliver such further documents as may be reasonable to confirm and perfect the security interest granted hereby, all at Holder’s expense for its out-of-pocket expenses, but without compensation to Maker.

2. Prepayment.  This Note shall be prepayable at any time in whole or in part without penalty.

3. Default.

3.1 Events of Default.  Each of the following events shall be an “Event of Default” hereunder:

(a) Default in the payment of any part of the principal amount of  this Note as and when due under the Agreement;

(b) If a petition in involuntary bankruptcy is filed against the Maker under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation under the law of any jurisdiction, whether now or hereafter in effect, and is not stayed or dismissed within sixty (60) days after such filing;

(c) Maker shall make an assignment for the benefit of creditors, or shall file a voluntary petition in bankruptcy, or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; or

(d) Maker shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Maker or of all or any substantial part of the properties of the Maker, or commence voluntary or involuntary dissolution proceedings.

3.2 Remedies on Default, etc.

(a) If an Event of Default occurs and is continuing after notice from the Holder to the Maker thereof and the expiration of a 10 calendar day period to cure, the Holder may declare all amounts due under this Note immediately due and payable.

(b) In the event of a default under this Note, the Maker shall pay to the Holder thereof such additional amounts as shall be sufficient to cover the costs and expenses of collection, including, without limitation, reasonable attorneys’ and other expert witnesses fees, expenses and disbursements.

4. Transfer, Exchange and Replacement.  If this Note is surrendered for transfer the Maker shall execute and deliver, in the name of the designated transferee or transferees, one or more new Notes.  At the time the Note is presented or surrendered for transfer it shall be duly endorsed, or be accompanied by a written instrument of transfer in form reasonably satisfactory to the Maker, duly executed by the Holder thereof or his attorney duly authorized in writing.  If the Note is mutilated, but is still legible, and is surrendered to the Maker, the Maker shall execute and deliver in exchange therefore a new Note.  If there shall be delivered to the Maker:  (i) evidence to its satisfaction of the destruction, loss or theft of the Note; and (ii) such security or indemnity as may be required by the Maker to save the Maker and its agents harmless, then, in the absence of notice to the Maker that the Note has been acquired by a bona fide purchaser, the Maker shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note.  In the event such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Maker in its discretion may, instead of issuing a new Note, pay and retire such Note.

5. Setoff.

5.1 Notwithstanding anything to the contrary in this Note or in any other document, in addition to any rights of setoff or other rights that the Company may have at common law or otherwise, the Company shall have the right to withhold and deduct any sum that may be owed or payable to the Company (or any of its affiliates) under the Purchase Agreement (including pursuant to Section 4.1(b) of the Purchase Agreement) or any of the Transactional Agreements against any sum that may be owed or payable to the Holder under this Note.  The withholding and deduction of any sum finally determined to be owing or payable to Holder shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

5.2 In addition to the Company’s rights under Section 5.1 of this Note, if the Company delivers a Claim Notice to the Holder in accordance with Section 4.1(d)(ii) of the Purchase Agreement, the Company may withhold and deduct the Claimed Amount (as such term is defined in the Purchase Agreement) against any sum that may be owed or payable to the Holder under this Note until the Company’s claim as described in the Claim Notice is finally resolved.

5.3 It is hereby agreed that if the Company exercises its right to withhold, deduct or set off any amount pursuant to Section 5.1 or Section 5.2 hereof, such withheld, deducted or set-off amount will be reduced from the amount otherwise then due under this Note.

6. Interest.  No part of the Note shall bear or accrue any interest; provided, however, that if an Event of Default has occurred the amount that is due (the “Default Amount”) shall bear interest at the rate of 10% per annum until such Default Amount has been paid.  Such interest shall be paid quarterly by Maker, within fifteen days after the close of each calendar quarter.

7. Miscellaneous.

7.1 Assignment.  The Holder may not assign (whether by operation of law or otherwise) this Note or any of its rights hereunder without the prior written consent of the Company, except that that the Holder may assign this Note without such consent to its direct or indirect successor in interest by way of merger, acquisition or sale of all or substantially all of its assets.

7.2 Amendment.  The provisions of this Note may be amended or modified only with the written consent of the Maker and the Holder.

7.3 Headings.  The titles and subtitles used in this Note are for convenience only and are not to be used in construing or interpreting this Note.

7.4 Governing Law.  This Note shall be governed by the internal laws of the State of California without regard to choice of law rules.

7.5 No Rules of Construction.  The parties intend that no rules of construction be employed in the interpretation hereof and none shall be so employed or asserted.  For all purposes the parties hereto be treated as joint authors hereof.

7.6 Venue.  Each of the parties consents to the jurisdiction of the state or federal courts having subject matter jurisdiction located in the county of Santa Clara in the state of California in connection with any dispute arising under or concerning this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.

7.7 Attorney’s Fees.  In the event of any dispute concerning this Note or the asserted breach hereof, the prevailing party will be entitled to attorneys’ and other professionals’ fees in addition to costs.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Four Js Development Tools Inc.,
a Washington corporation

By:	/s/

Name:

Title: